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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 5

                  ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or form 5 obligations may continue. See Instruction 1(b).
[_] Form 3 Holdings Reported
[_] Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Hiatt               Sam                    B.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     c/o Fab Industries, Inc., 200 Madison Avenue
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                                    (Street)

     New York                        NY                  10016
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   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Fab Industries, Inc. ("FIT")
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year

     01/02
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                             Vice-President - Sales
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                      2.            3.           Disposed of (D)                 Beneficially   Form:     7.
                                      Transaction   Transaction  (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      Date          Code         ------------------------------- of Issuer's    (D) or    Indirect
1.                                    (Month/       (Instr. 8)               (A)                 Fiscal Year    Indirect  Beneficial
Title of Security                     Day/          ------------  Amount     or     Price        (Instr. 3      (I)       Ownership
(Instr. 3)                            Year)         Code                     (D)                 and 4)         (Instr.4) (Instr. 4)
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
Common Stock, par value
$0.20 per share                       4/6/1998        X           1,000       A      $15.44
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Common Stock, par value
$0.20 per share                       8/1/2001        A             485       A      (1)         1,555           I         By ESOP
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

*    If the form is filed by more than one reporting person, see
     Instruction 4(b)(v).

           POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                          (Over)
                                                                 SEC 2270 (3/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)       (A)    (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock
Option
(right to buy)      $15.44   11/02/90 X,J(2)   2,000          (3)    11/02/00 Common Stock 2,000               0      D
-----------------------------------------------------------------------------------------------------------------------------------
Employee Stock
Option
(right to buy)      $13.00   10/27/99  A       4,000          (4)    10/27/09 Common Stock 4,000           4,000      D
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

(1) Represents shares allocated under the Fab Industries, Inc. Employees Stock Ownership Plan.
(2) 1,000 shares of common stock were purchased pursuant to an option exercise on 4-6-98 and the remaining employee stock options expired on 11-2-00.
(3)  400 shares became exercisable on each of 11-02-90, 11-02-91, 11-02-92,
     11-02-93 and 11-02-94.
(4)  800 shares become exercisable on each of 10-27-00, 10-27-01, 10-27-02,
     10-27-03 and 10-27-04.


          /s/ Sam B. Hiatt                                  January 8, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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